UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 22, 2006

Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9005 Westside Parkway
Alpharetta, GA	30004

(Address of Principal Executive Offices)	(Zip Code)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2006, the Board of Directors of Inhibitex appointed a new Chief Executive Officer, Russell H. Plumb, its current Chief Financial Officer, to succeed William D. Johnston, Ph.D., the current Chief Executive Officer, effective December 30, 2006. Dr. Johnston will receive severance compensation in accordance with his employment agreement and other compensation arrangements previously disclosed of approximately $1.2 million including bonus and benefits. In addition, the vesting of options to purchase 350,333 shares of common stock and 153,982 restricted shares of common stock previously granted will accelerate in full as of December 30,2006.
Mr. Plumb, age 47, has been Vice President of Finance and Administration and Chief Financial Officer of Inhibitex since August 2000. Inhibitex expects to enter into a new employment agreement with Mr. Plumb in connection with his promotion to the position of Chief Executive Officer, but the terms of that agreement have not yet been finalized. However, the substantive terms of his employment as of Chief Executive Officer are as follows: He will (i) receive an initial annual salary of $350,000, (ii) be eligible for an annual cash incentive of up to 50% of annual salary, (iii) receive a grant of 280,000 shares of restricted stock vesting over a two year period, subject to acceleration of vesting upon a change of control, and (iv) be entitled to participate in all employee benefit plans. In the event of termination of his employment, Mr. Plumb will be entitled to 24 months of severance (salary and bonus) upon a termination in the context of a change of control whenever occurring or any termination during 2007, and 18 months severance for a termination not in the context of a change of control after 2007.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibits

99.1	Press Release dated December 22, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)
Date: December 22, 2006	By:	/s/ Russell H. Plumb
Russell H. Plumb,
Vice President/Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99.1	Press Release dated December 22, 2006

4